Exhibit 10.12

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into effective as of November 5, 2018 between the FEDERAL HOME LOAN BANK OF CINCINNATI, a Federally chartered corporation (the “Bank”), and _____________________, a director or senior officer of the Bank (“Indemnitee”).
RECITALS
A.The Bank recognizes that competent and experienced persons are increasingly reluctant to serve or to continue to serve as directors and senior officers (as defined in Section 1) of corporations unless they are protected by comprehensive liability insurance or indemnification, or both, due to increased exposure to litigation costs and risks resulting from their service to such corporations and due to the fact that the exposure to liability frequently bears no reasonable relationship to their compensation;
B.The statutes and judicial decisions regarding the duties of directors and senior officers are often difficult to apply, ambiguous or conflicting, and therefore fail to provide such directors and senior officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;
C.The Bank recognizes that plaintiffs often seek damages in large amounts and the costs of litigation may be so enormous (whether or not the case is meritorious) that the defense and/or settlement of such litigation is often beyond the personal resources of directors and senior officers;
D.It is critically important to the Bank that it be able to attract and retain the most capable persons reasonably available to serve as directors and senior officers of the Bank;
E.Indemnitee is a director or senior officer of the Bank and Indemnitee’s willingness to continue to serve in such capacity is predicated, in substantial part, upon the Bank’s willingness to indemnify Indemnitee in accordance with the principles reflected above, to the fullest extent permitted by the laws of the state of Ohio, and upon other undertakings set forth in this Agreement;
F.The Bank, after reasonable review, believes that the interests of the Bank and its member-stockholders are best served by a combination of liability insurance and personal indemnification by the Bank of its directors and senior officers;
G.Subject to the applicable provisions of the Federal Home Loan Bank Act (the “Act”) and the rules and regulations of the Federal Housing Finance Agency (the “Agency”), both as amended currently and from time to time in the future (the “Regulations”), the Bank’s bylaws (the “Bylaws”) require the Bank to indemnify its directors and officers. The Bylaws expressly provide that the indemnification provisions set forth therein are not exclusive, and contemplate that contracts such as this Agreement may be entered into between the Bank and its directors and senior officers with respect to indemnification;
H. In recognition of the need to provide Indemnitee with contractual protection against personal liability, in order to procure Indemnitee’s continued service as a director or senior officer of the Bank and to enhance Indemnitee’s ability to serve the Bank in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Bank’s charter or Bylaws, any change in the composition of the Bank’s Board of Directors (the “Board”) or any change in the director’s or senior officer’s status through retirement or resignation, the Bank wishes to provide in this Agreement for the indemnification of and the advancement of Expenses (as defined in Section 1.2) to Indemnitee as set forth in this Agreement and for the continued coverage of Indemnitee under the Bank’s directors’ and senior officers’ liability insurance policies;
I.In light of the considerations referred to in the preceding recitals, it is the Bank’s intention and desire that the provisions of this Agreement be construed liberally, subject to their express terms, to maximize the protections to be provided to Indemnitee hereunder; and
J.Indemnitee is willing to continue to serve as a director and/or senior officer on the condition that he or she is furnished the indemnity provided for herein.
NOW, THEREFORE, the parties hereto agree as follows:
1.Definitions. For purposes of this Agreement:
1.1    “Claim” means (i) any threatened, asserted, pending, or completed claim, demand, action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, investigative, or other, and whether made pursuant to federal, state, or other law; and (ii) any threatened, pending, or completed inquiry or investigation, whether made, instituted or conducted by the Bank or any other person, including without limitation any federal, state, or other governmental entity, that Indemnitee determines might lead to the institution of any such claim, demand, action, suit or proceeding.
1.2    “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with defending, preparing to defend, investigating, participating, or being or preparing to be a witness in a proceeding. Expenses also shall include expenses incurred in connection with any appeal resulting from any proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

1.3    “Indemnifiable Claim” means any Claim based upon, arising out of or resulting from (i) any actual, alleged, or suspected act or failure to act by Indemnitee in his or her capacity as a director or senior officer of the Bank, and/or (ii) any actual, alleged, or suspected act or failure to act by Indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of the Bank, and/or (iii) Indemnitee’s status as a current or former director or senior officer of the Bank or any actual, alleged or suspected act or failure to act by Indemnitee in connection with any obligation or restriction imposed upon Indemnitee by reason of such status.
1.4    “Indemnifiable Losses” means any and all Losses relating to, arising out of, or resulting from any Indemnifiable Claim.
1.5    “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) and amounts paid in settlement following a final, nonappealable judgment or conviction, including without limitation all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing.
1.6    A “proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Bank or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party, by reason of the fact that Indemnitee is or was a director of the Bank, or by reason of any action or inaction on Indemnitee’s part while acting as a director of the Bank; in each case whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.
1.7    A “senior officer” includes the President, Executive Vice President, and all Senior Vice Presidents of the Bank.
2.    Indemnification.
2.1    Subject to and except as limited by Sections 7 and 8 hereof, the Bank shall indemnify, defend, and hold harmless Indemnitee, to the fullest extent permitted by the laws of the State of Ohio in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Indemnifiable Losses.
2.2    If Indemnitee is entitled under any provision of this Agreement to indemnification by the Bank for some or a portion of any Losses, but not for the entire amount thereof, the Bank shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.
3.    Advancement of Expenses. Subject to and except as limited by Sections 7 and 8 hereof, Indemnitee will have the right to advancement by the Bank prior to the final disposition of any Indemnifiable Claim of any and all Expenses relating to, arising out of or resulting from any Indemnifiable Claim paid or incurred by Indemnitee upon receipt of undertakings by or on behalf of Indemnitee: (i) to repay such amount if it shall be proved by clear and convincing evidence in a court of competent jurisdiction that Indemnitee’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Bank or undertaken with reckless disregard for the best interests of the Bank and (ii) to cooperate reasonably with the Bank concerning the action, suit or proceeding.
4.    Purchase of Insurance. For the duration of Indemnitee’s service as a director or officer of the Bank, and thereafter for so long as Indemnitee shall be subject to any pending or possible Indemnifiable Claim, the Bank shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Bank that is at least substantially comparable in scope and amount to that provided by the Bank’s current policies of directors’ and officers’ liability insurance. In all policies of directors’ and officers’ liability insurance obtained by the Bank, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Bank’s directors and officers most favorably insured by such policy. Upon written request of an Indemnitee, the Bank shall provide Indemnitee with a copy of all directors’ and officers’ liability insurance policies, as they may be amended and/or supplemented from time to time. Without limiting the generality or effect of the three immediately preceding sentences, the Bank shall not discontinue or significantly reduce the scope or amount of coverage under any such policy without the approval of a majority of the members of the Board. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing Indemnitee’s right to recovery under any such policy of directors’ and officers’ liability insurance shall be indemnified by the Bank.
5.    Non-Exclusivity.
5.1    The indemnification and advancement of expenses provided by or granted pursuant to this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under applicable law, the charter of the Bank, the Bylaws, any indemnity or other agreement, a resolution of the directors, in connection with any court proceedings brought, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office.
5.2    To the extent that a change in the law governing the Federal Home Loan Banks, whether by statute, judicial decision, or regulatory action, permits greater indemnification than is afforded under this Agreement without adverse impact on or materially increased cost to the Bank, then the Bank shall indemnify Indemnitee hereunder to the fullest extent so permitted.
6.    Notification and Defense of Claim.
6.1    Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim thereof is to be made against the Bank hereunder, notify the Bank of the commencement thereof. The failure to promptly notify the Bank of the commencement of the action, suit, or proceeding, or Indemnitee’s request for indemnification, will not relieve the Bank from any liability that it may have to Indemnitee hereunder, except to the extent the Bank is prejudiced in its defense of such action, suit or proceeding as a result of such failure.
6.2    In the event the Bank shall be obligated to pay the expenses of Indemnitee with respect to an action, suit or proceeding, as provided in this Agreement, the Bank, if appropriate, shall be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Bank, the Bank will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same action, suit or proceeding, provided that (1) Indemnitee shall have the right to employ Indemnitee’s own counsel in such action, suit or proceeding at Indemnitee’s own expense and (2) if (i) the employment of counsel by Indemnitee has been previously authorized in writing by the Bank, (ii) counsel to the Bank or Indemnitee shall have reasonably concluded that there may be a conflict of interest or position, or reasonably believes that a conflict is likely to arise, on any significant issue between the Bank and Indemnitee in the conduct of any such defense, or (iii) the Bank shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Bank, except as otherwise expressly provided by this Agreement. The Bank shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Bank or as to which counsel for the Bank or Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.
6.3    Notwithstanding any other provision of this Agreement to the contrary, to the extent that Indemnitee is, by reason of Indemnitee’s corporate status with respect to the Bank, a witness or otherwise participates in any action, suit or proceeding at a time when Indemnitee is not a party to the action, suit or proceeding, the Bank shall indemnify Indemnitee against all expenses (including attorneys’ fees) actually and reasonable incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.
7.    Procedure for Indemnification.
7.1    To obtain indemnification, Indemnitee shall promptly submit to the Bank a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Bank shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.
7.2    To the extent that Indemnitee has been successful on the merits or otherwise in connection with any Indemnifiable Claim or any portion thereof or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim in accordance with Section 2 and no Standard of Conduct Determination (as defined in Section 7.3) will be required. In the event that a matter as to which there has been a dismissal without prejudice is later revived in the same or similar form, the matter will be treated as a new Claim for all purposes of this Agreement.

7.3    To the extent that the provisions of Section 7.2 are inapplicable to an Indemnifiable Claim that will have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under Ohio law that is a legally required condition precedent to indemnification of Indemnitee hereunder (a “Standard of Conduct Determination”) will be made as follows: (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (2) if such quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee. Indemnitee will cooperate with the person or persons making such Standard of Conduct Determination, including providing to such person or persons, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.
7.4    The Bank shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 7.3 to be made as promptly as practicable. If (i) the person or persons empowered or selected under Section 7.3 to make the Standard of Conduct Determination shall not have made a determination within 60 days after the later of (A) receipt by the Bank of written notice from Indemnitee advising the Bank of the final disposition of the applicable Indemnifiable Claim (the date of such receipt being the “Notification Date”) and (B) the selection of an independent counsel, if such determination is to be made by independent counsel that is permitted under the provisions of Section 7.3 to make such determination, and (ii) Indemnitee shall have fulfilled his/her obligations set forth in the last sentence of Section 7.3, then Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such 60-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the person or persons making such determination in good faith requires such additional time for the obtaining or evaluation of documentation and/or information relating thereto.
7.5    If (i) Indemnitee shall be entitled to indemnification hereunder against any Indemnifiable Losses pursuant to Section 7.2, or (ii) Indemnitee has been determined or deemed pursuant to Section 7.3 or 7.4 to have satisfied any applicable standard of conduct under Ohio law that is a legally required condition precedent to indemnification of Indemnitee hereunder, then the Bank shall pay to Indemnitee, within 30 days after the later of (x) the Notification Date in respect of the Indemnifiable Claim or portion thereof to which such Indemnifiable Losses resulted and (y) the earliest date on which the applicable criterion specified in clause (i) or (ii) above shall have been satisfied, an amount equal to the amount of such Indemnifiable Losses.
7.6    If a Standard of Conduct Determination is to be made by independent legal counsel pursuant to Section 7.3, such counsel shall be selected by the Board and the Bank shall give written notice to Indemnitee advising him or her of the identity of the independent legal counsel so selected. Indemnitee may, within 5 business days after receiving the written notice of selection from the Board, deliver to the Board a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the independent legal counsel so selected is then, or in the five years preceding such date has been, retained to represent: (i) the Bank in any matter material to the Bank or (ii) any other named (or, as to a threatened matter, reasonably likely to be named) party to the Indemnifiable Claim giving rise to the claim for indemnification hereunder. Absent a proper and timely objection, the person or firm so selected will act as independent legal counsel. If such written objection is properly and timely made and substantiated, (i) the independent legal counsel so selected may not serve as independent legal counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit and (ii) the Bank may, at its option, select an alternative independent legal counsel and give written notice to Indemnitee advising Indemnitee of the identity of the alternative independent legal counsel, in which case the provisions of the two immediately preceding sentences and clause (i) of this sentence shall apply to such subsequent selection and notice. The date of the selection of independent legal counsel for purposes of clause (B) in Section 7.4 shall be the fifth business day after the date upon which the Bank has provided notice to Indemnitee of the Bank’s selected independent legal counsel for whom no objection is both made and sustained by Indemnitee pursuant to this Section 7.6.
7.7    The Bank shall indemnify Indemnitee against any expenses (including attorneys’ fees) incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any proceeding or otherwise.
7.8    In making any Standard of Conduct Determination, the person or persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct, and the Bank may overcome such presumption only by its adducing clear and convincing evidence to the contrary. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by the Indemnitee in Federal courts in Ohio specified in Section 20 below.
8.    Limitations on Indemnification. Notwithstanding any other provision herein to the contrary, the Bank shall not be obligated pursuant to this Agreement:
8.1    To indemnify or advance expenses to Indemnitee with respect to an action, suit or proceeding (or part thereof) initiated by Indemnitee, except with respect to an action, suit or proceeding brought to establish or enforce a right to indemnification (which shall be governed by the provisions of Section 8.2 of this Agreement), unless such action, suit or proceeding (or part thereof) was authorized or consented to by the Board.
8.2    To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement, unless Indemnitee is successful in establishing Indemnitee’s right to indemnification in such action, suit or proceeding, in whole or in part, or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite Indemnitee’s failure to establish Indemnitee’s right to indemnification, Indemnitee is entitled to indemnity for such expenses; provided, however, that nothing in this Section 8.2 is intended to limit the Bank’s obligation with respect to the advancement of expenses to Indemnitee in connection with any such action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement.
8.3    To indemnify, or advance or reimburse expenses to Indemnitee if any payment is prohibited by the Act or the Regulations.

9.    Subrogation. In the event of payment under this Agreement, the Bank shall be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other persons or entities.
10.    No Duplication of Payment. The Bank shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Indemnifiable Loss to the extent Indemnitee has otherwise actually received payment under any insurance policy or otherwise in respect of such Indemnifiable Loss.
11.    Certain Settlement Provisions. The Bank shall have no obligation to indemnify Indemnitee under this Agreement for amounts paid in settlement of any action, suit or proceeding without the Bank’s prior written consent, which shall not be unreasonably withheld. The Bank shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee’s prior written consent, which shall not be unreasonably withheld.
12.    Survival of Rights; Modification and Amendment.
12.1    The Bank expressly acknowledges that the rights conferred upon Indemnitee pursuant to this Agreement are contract rights which vested immediately upon the execution of this Agreement by the parties hereto and, as to proceedings within the scope of this Agreement, shall survive indefinitely Indemnitee’s termination of service as a director or officer of the Bank.
12.2    No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
13.    Enforcement. The Bank agrees that its execution of this Agreement shall constitute a stipulation by which it shall be irrevocably bound in any court of competent jurisdiction in which a proceeding by Indemnitee for enforcement of Indemnitee’s rights hereunder shall have been commenced, continued or appealed, that its obligations set forth in this Agreement are unique and special, and that failure of the Bank to comply with the provisions of this Agreement will cause irreparable and irremediable injury to Indemnitee, for which a remedy at law will be inadequate. As a result, in addition to any other right or remedy Indemnitee may have at law or in equity with respect to breach of this Agreement, Indemnitee shall be entitled to injunctive or mandatory relief directing specific performance by the Bank of its obligations under this Agreement.
14.    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement is found by a court to be unenforceable or invalid due to conflict with public or regulatory policy or otherwise (including, without limitation, any law permitting the Director of the Federal Housing Finance Agency to prohibit or limit indemnification payments by the Bank), the remaining provisions shall remain in full force and effect notwithstanding such finding.

15.    Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Bank shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place.
16.    Entire Agreement. This Agreement constitutes the entire agreement, and supersedes any prior agreement or understanding, oral, written or implied, between the parties hereto with respect to the subject matter hereof.
17.    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

(a)    To Indemnitee at the address set forth below Indemnitee’s signature hereto.

(b)	To the Bank at:
221 E. Fourth Street, Suite 600
Cincinnati, OH 45202
Attention:    Andrew S. Howell
President
Phone: (513) 852-7511
Fax: (513) 852-5747
E-mail: howellas@fhlbcin.com

or to such other address as may have been furnished to Indemnitee by the Bank or to the Bank by Indemnitee, as the case may be.
18.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature.
19.    Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
20.    Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to conflict of laws rules. Each of the Bank and Indemnitee hereby irrevocably and unconditionally (i) agrees that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the District Court of the United States for the Southern District of Ohio (the “District Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consents to submit to the exclusive jurisdiction of the District Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waives any objection to the laying of venue of any such action or proceeding in the District Court, and (iv) waives, and agree not to plead or to make, any claim that any such action or proceeding brought in the District Court has been brought in an improper or inconvenient forum.
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first above written.
FEDERAL HOME LOAN BANK OF CINCINNATI

By:________________________________
Andrew S. Howell
President

INDEMNITEE

[Name]
Address:

Signature Page To Indemnification Agreement